Internet Global Phone, Inc.
3801 North Pace
Pensacola, FL 32505

5/27/2004

Mr. James Ackerly
Splinternet Communications, Inc.
364 Rowayton Ave
Rowayton, CT 06853

Dear Jim:

I would like to propose the following Test Operating Agreement between Internet Global Phone Inc., (IGP) & Splinternet Communications, Inc. The basis of this agreement will start at 100 units of Internet Global Phone customers to be switched and monitored by Splinternet on a 24/7 bases under traditional RBOC standards. IGP will then commit to an additional 900 units after the successful launch of the initial 100 IGP customers.

The IP Phone device shall meet the requirements of both parties and shall be drop shipped to the Splinternet facility by our supplier. IGP will pay for all shipping cost to and from Splinternet facilities to IGP customers. Splinternet shall provision the first 100 IP Phones and ship them directly to IGP home office at 3801 Pace Boulevard, Pensacola, FL 32505. Note: This step may not be necessary, depending on the supplier of the device and their ability to handle this step.

<u>Splinternet agrees to supply the following</u>:

Splinternet shall provide a Private Partition on the Soft Switch (which IGP may brand), IP Phone Provisioning service, and network communications services.

Splinternet shall direct all calls from the IP Phones to IGP carriers housed on the soft switch. Splinternet may redirect the calls to their own carriers housed outside the partition of IGP & bill IGP a rate of .0075 per minute, or a subsequently negotiated rate. The soft switch will support credit limits to be determined on each subscriber/account for use of the network communication services. The definition of a Subscriber is a single IP Phone user, which, in turn, is defined as a single uniquely identified routable phone number.

Splinternet will provide Phone number (DID) and IP Phone service provisioning on a subscriber/account basis with a minimum subscriber/account requirement of 1000. Each subscriber will be charged a $5 one-time set up fee on a $14.95 rate plan, $10 on a $29.95 rate plan and $15 on a $39.95 rate plan. (See enclosed IGP ad.) IGP will pay the above one-time setup fees to Splinternet. Splinternet will setup each IP Phone and support IGP

employees via telephone or email. Tier II support is defined as calls originated directly from IGP customer service dept or technical support team.

Splinternet will provide access to all usage reports. Splinternet will supply an appropriate API and otherwise make available to IGP developers WEB access to data enabling IGP to private label all WEB Access Screens.

Splinternet will invoice IGP for all International calls made by authorized IP Phone customers; this will be on a usage basis and give access to CDRs by customer/accounts enabling re-billing for IGP. Note: These calls will be listed in the CDRs of each account, and each account will be debited for usage of the service; as long as IGP carriers are used, there is not likely to be a need for Splinternet to invoice IGP for International usage.

Internet Global Phone Inc. will prepay the following Schedule A.

Schedule A: Monthly Recurring Charges & One time setup fees

Soft Switch & metering Set-Up:

1) Soft Switch Partition Setup	$2,500.00
2) Soft Switch monthly service in advance	$2,500.00
3) IP Phone Configure Charge advance payment	$2,000.00
4) Soft Switch usage advance payment @$0.0020 per minute	$1,000.00
Total	$8,000.00

In addition, IGP will pay a monthly fee of 10% of billed subscriber revenue ($1.50 - $3.99 per month per subscriber) for ongoing service and support

Jim, if this is agreeable, I will overnight 2 tickets for you and George to come down to Pensacola and meet with us in person. My engineer, Bob Schehr, my son, Michael and Kirby and I would like to go back to New York with you to see your operation. I hope that after we meet each other and do this test on 1000 customers, we will find it not necessary to start from scratch with our own soft switch. We will make every effort to be flexible.

Sincerely,

"Papa Don" Schroeder, President & CEO
Internet Global Phone, Inc.

Accepted by James C. Ackerly, president, Splinternet Communications, Inc.